Pricing Supplement dated January 25, 2007 (To Prospectus dated December 13, 2006 and Prospectus Supplement dated December 13, 2006)	Rule 424(b)(2) File No. 333-138755-01 Cusip No.CA88319ZAK99

Textron Financial Canada Funding Corp.

Medium-Term Notes, Series F-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Canada Funding Corp.

Principal Amount: Cdn. $60,000,000	Initial Interest Rate: to be determined*

Issue Price: 100%

Agent's Discount or Commission: Cdn. $150,000	Original Issue Date: January 29, 2007

Net Proceeds to Issuer: Cdn. $59,850,000	Stated Maturity Date: January 29, 2010

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered:	Maximum Aggregate Offering Price (1):	Amount of Registration Fee
Medium-Term Notes, Series F-CAD due January 29, 2010	USD equivalent $50,766,000	$5,431.96
TOTAL		$5,431.96

(1) Excludes accrued interest, if any.

Interest Category

☒	Regular Floating Rate Note

☐	Floating Rate/Fixed Rate Note
Fixed Rate Commencement Date:
Fixed Interest Rate: %
☐	Inverse Floating Rate Note
☐ Fixed Interest Rate: %

Interest Rate Basis or Bases:

☒	BA Rate
☐	Cdn. Prime Rate
☐	LIBOR

If LIBOR:

☐	LIBOR Reuters Page:
☐	LIBOR Telerate Page: 3750

LIBOR Currency:

Spread (+/-): +15 bps	Maximum Interest Rate:	%

Spread Multiplier: N/A	Minimum Interest Rate:	%

Index Maturity: 3 month

Initial Interest Reset Date: April 29, 2007

Interest Reset Dates: Quarterly, on the 29th day of January, April, July and October

Interest Payment Dates: Quarterly, on the 29th day of January, April, July and October commencing April 29, 2007

Interest Determination Dates: On each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than US Bank N.A.):

Day Count Convention:

☐	Actual/360 for the period from ________ to ________
☐	Actual/Actual for the period from _______ to _______
☐	30/360 for the period from _______ to _______
☒	Actual/365 for the period from January 29, 2007 to January 29, 2010

Redemption:

☒	The Notes cannot be redeemed prior to the Stated Maturity Date.
☐	The Notes can be redeemed prior to Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒	The Notes cannot be repaid prior to the Stated Maturity Date.
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s): Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars): Canadian

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes	☒	No
Issue Price:	%

Total Amount of OID:

Yield to Maturity:	%

Initial Accrual Period OID:

Agent (s):

☐	RBC Dominion Securities Inc.
☒	BMO Nesbitt Burns Inc.
☒	Scotia Capital Inc.
☐	Other:

Agent acting in the capacity as indicated below:

☒	Agent	☐	Principal

If as Principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐	The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

* Initial Interest Rate will be set on January 29, 2007

Terms are not completed for certain items above because such items are not applicable.

2